Exhibit 4.2

EXECUTION VERSION

FIFTH SUPPLEMENTAL INDENTURE

This FIFTH SUPPLEMENTAL INDENTURE, dated as of March 16, 2022 (this “Supplemental Indenture”), is entered into by and between Carpenter Technology Corporation, a corporation incorporated under the laws of the State of Delaware (the “Company”), and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of January 12, 1994 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

WHEREAS, the Company proposes to create under the Base Indenture a new series of Securities;

WHEREAS, Section 901 of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to provide for the issuance of and establish the form and term and conditions of any additional series of Securities;

WHEREAS, Sections 201, 301 and 901 of the Base Indenture provide that at or prior to the issuance of any Securities within a series, the terms of the series of Securities shall be established by a supplemental indenture pursuant to Article Nine of the Base Indenture or by resolutions of the Board of Directors of the Company;

WHEREAS, pursuant to resolutions of the Board of Directors of the Company adopted on February 10, 2022 and the resolutions of the Audit/Finance Committee adopted on March 11, 2022, the Company has authorized the issuance of $300,000,000 in aggregate principal amount of 7.625% Senior Notes due 2030; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company have been met.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01        Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture (the provisions of which, as modified by this Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or affect in any manner the terms and conditions of the Securities of any other series. To the extent any provision of this Supplemental Indenture conflicts with the express provisions of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

Section 1.02        Definitions. For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.02 have the respective meanings assigned thereto in this Section 1.02 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.02) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Supplemental Indenture:

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, as calculated by us, the greater of:

(1)            1% of the then outstanding principal amount of such Note; and

(2)            the excess, if any, of

(a)          the present value at such Redemption Date of (i) the Redemption Price of such Note at March 15, 2025 (such Redemption Price being set forth in Section 2.11(a) hereof) plus (ii) all required interest payments due on such Note through March 15, 2025 (excluding accrued but unpaid interest to (but not including) the Redemption Date), in each case of clauses (i) and (ii), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

(b)         the then outstanding principal amount of such Note.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under the Indenture, the place of payment.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means any one of the following: (1) the consummation of the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; (3) the consummation by the Company of a consolidation with, or merger with or into, any Person, or the consummation by any Person of a consolidation with, or merger with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consolidated EBITDA” means for any period the sum of (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) provisions for Federal, state, local and foreign income, value added and similar taxes, and (iii) depreciation, amortization (including, without limitation, amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expense (but excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period); provided that, notwithstanding the foregoing, all (A) actuarially determined non-cash retiree medical expenses equivalent to any amount that is funded under the Voluntary Employee Beneficiary Association Trust established by the Company pursuant to Section 501(c)(9) of the Code and (B) actuarially determined non-cash income or expense related to a pension plan to the extent included in the income statement of the Company and its Consolidated Subsidiaries, shall be excluded from Consolidated Net Income under clause (b)(iii) above.

“Consolidated Interest Expense” means, for any period, the total interest expense, including the interest component of all payments under capital or finance lease obligations and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances that are typically treated as interest expense in accordance with GAAP, of the Company and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP and as determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income non-operating, non-recurring gains and losses and extraordinary gains and losses of the Company and its Consolidated Subsidiaries; provided, further, that the net income of any Consolidated Subsidiary shall be excluded from Consolidated Net Income to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary from such income is not at the time permitted by the terms of its charter or by-laws or any judgment, decree, order, law, statute, rule, regulation, agreement, indenture or other instrument which is binding on such Consolidated Subsidiary.

“Consolidated Subsidiary” means at any date any Subsidiary of the Company the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1)            matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control; provided that the relevant change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the change of control provisions applicable to the Notes (including, if applicable, the purchase of any Notes tendered pursuant thereto)),

(2)            is convertible or exchangeable for Debt or Disqualified Stock, or

(3)            is redeemable at the option of the holder thereof, in whole or in part,

in each case, prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding.

“Equity Offering” means any public or private sale on or after the issue date of the Notes of the Company’s Capital Stock (other than Disqualified Stock), other than:

(1)            public offerings of Capital Stock registered on Form S-4 or Form S-8 or successor form thereto; and

(2)            issuances to any of the Company’s Subsidiaries.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement dated as of March 26, 2021, as amended, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, the other lenders party thereto and the other agents and arrangers party thereto.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction outside the United States, any state thereof and the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the issue date of the Notes.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Liens” means:

(1)            Liens in favor of the Company or a Subsidiary;

(2)            Liens existing on assets or property at the time of its acquisition (including by merger or consolidation) or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the issue date of the Notes; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof);

(3)            Liens securing Debt represented by or incurred or issued to finance lease obligations (other than in respect of Attributable Debt incurred in reliance on the first paragraph under Section 3.02 hereof, mortgage financings or purchase money obligations incurred for the purpose of financing (or refinancing amounts expended by the Company or a Subsidiary within 365 days prior thereto for) all or any part of the purchase price or cost of construction, development or improvement of assets used in the business of the Company or its Subsidiaries; provided that such Liens extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof and improvements, accessions and appurtenances thereto;

(4)            Liens incurred in connection with a Qualified Receivables Transaction;

(5)            Liens securing bank product obligations, including overdraft lines of credit, corporate cards and purchasing cards;

(6)            Liens securing Debt and related obligations of any Foreign Subsidiary on any assets of any Foreign Subsidiary;

(7)            Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clause (2), (3), (7), (8), (9), (10)(y) or (11)(y) of this definition of “Permitted Liens” (each such clause (2), (3), (7), (8), (9), (10)(y) or (11)(y), an “Applicable Clause”); provided that (a) in the case of clauses (2) or (3) such new Lien shall be limited to all or part of the same property or assets (plus improvements, accessions and appurtenances thereto and proceeds and products thereof) that secured the original Lien, and (b) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Debt secured in reliance on the Applicable Clause which is being so modified, refinanced, refunded, extended, renewed or replaced and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(8)            Liens existing on the issue date of the Notes (other than Liens securing the Existing Credit Facility);

(9)            Liens securing obligations in respect of the Notes;

(10)          Liens on assets securing obligations in an aggregate amount, together with all other Liens on assets securing obligations pursuant to this clause (10), not to exceed the greater of (x) $125.0 million and (y) 50% of Consolidated EBITDA for the most recent four fiscal quarter period for which internal financial statements of the Company are available at any time outstanding (in each case, determined as of the date of such incurrence); and

(11)          Liens securing other Debt; provided that, with respect to Liens securing any such Debt and related obligations, at the time of incurrence and after giving pro forma effect thereto and the application of the net proceeds therefrom, the aggregate amount of all such Debt secured by Liens pursuant to this clause (11) plus all Attributable Debt of the Company and its Subsidiaries in respect of sale and leaseback transactions entered into in reliance on the first paragraph under Section 3.02 hereof would not exceed the greater of (x) $700.0 million and (y) the amount that would result in the Secured Leverage Ratio equaling 3.00 to 1.00.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.

“Rating Agency” means (a) each of Moody’s and S&P and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-to B+, will constitute a decrease of one gradation).

“Ratings Event” means the Notes are rated below Investment Grade by each of the Rating Agencies on, or within 60 days after the earlier of, (a) the occurrence of a Change of Control or (b) public notice of the occurrence of a Change of Control or the intention by the Company to effect a specific transaction that, if consummated, would constitute a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such financing, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Debt of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“S&P” means Standard & Poor’s Ratings Services, and its successors.

“Secured Leverage Ratio” means, on any date, the ratio of (a) consolidated total Debt of the Company and its Consolidated Subsidiaries that is secured by a Lien on any assets or property of the Company or a Subsidiary outstanding on such date to (b) Consolidated EBITDA of the Company for the most recent four fiscal quarter period for which internal financial statements of the Company are available on such date, determined on a pro forma basis for any Debt incurred, repaid or otherwise retired on such date and, if applicable, the use or proceeds therefrom.

For purposes of making the computation referred to above, any Specified Transaction that has been made by the Company or any of its Subsidiaries during the relevant four quarter period or subsequent to such four quarter period and on or prior to or simultaneously with the calculation of the Secured Leverage Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA) had occurred on the first day of the applicable four quarter period. If since the beginning of the relevant four quarter period any Person that subsequently became a Subsidiary or was merged or consolidated with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable period.

For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a financial officer of the Company and may include, for the avoidance of doubt but without duplication of amounts included pursuant to the definition of “Consolidated EBITDA”, the amount of “run-rate” cost savings, synergies and operating expense reductions and synergies projected by the Company in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period); provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company. For the purposes of the Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken, net of the amount of actual benefits realized during such period from such action during the relevant period.

“Specified Transaction” means (a) any designation of operations or assets of the Company or a Subsidiary as discontinued operations (as defined under GAAP), (b) any investment that results in a Person becoming a Subsidiary, (c) any acquisition of a business unit, line of business or division by the Company or any Subsidiary or (d) any asset sale that results in a Subsidiary ceasing to be a Subsidiary of the Company or any asset sale of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date (or, if the applicable redemption is in connection with a satisfaction and discharge of the Indenture with respect to the Notes pursuant to Section 4.01 hereof, prior to the date notice of such redemption is delivered to the Trustee) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to March 15, 2025; provided, however, that if the period from the Redemption Date to March 15, 2025 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

“Wholly Owned Domestic Subsidiary” of any Person means a direct or indirect Subsidiary of such Person organized under the laws of the United States, any state thereof or the District of Columbia, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Domestic Subsidiaries of such Person.

Section 1.03         Rules of Construction. For all purposes of this Supplemental Indenture:

(a)            capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b)            all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(c)            the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture; and

(d)            in the event of a conflict with the definition of terms or other provisions contained in the Base Indenture, the definitions or other provisions contained in this Supplemental Indenture shall control.

ARTICLE II

THE SECURITIES

There is hereby established a series of Securities pursuant to the Indenture with the following terms:

Section 2.01         Title of the Securities. The series of Securities shall be designated the 7.625% Senior Notes due 2030 (the “Notes”).

Section 2.02        Aggregate Principal Amount. The Notes will be initially issued in an aggregate principal amount of $300,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305 or 306 of the Base Indenture); provided that the Company may, without the consent of Holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue date, issue price and payment of interest accruing prior to the issue date of the additional Notes), which additional Notes will constitute a single series of Securities under the Indenture.

Section 2.03        Maturity Date. The date on which the principal of the Notes is payable is March 15, 2030, subject to the provisions of the Indenture relating to acceleration.

Section 2.04        Ranking. The Notes will be senior and unsecured debt of the Company and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the Company.

Section 2.05        Interest. The Notes will bear interest from March 16, 2022, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 7.625% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2022. The Company will pay interest to the Person in whose name a Note is registered at the close of business on March 1 or September 1 next preceding the interest payment date. The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity date falls on a day that is not a Business Day, the required payment of interest or principal will be made on the next Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next Business Day.

Section 2.06        Place of Payment for Principal and Interest. The principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in the City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of principal or interest may be made by check mailed to the Person entitled thereto as provided in the Indenture.

Section 2.07        Issuance Price. The purchase price to be paid to the Company for the sale of the Notes pursuant to the terms of the Underwriting Agreement, dated as of March 11, 2022, between the Company and J.P. Morgan Securities, LLC, as representative of the several Underwriters listed on Schedule I thereto, shall be 98.875% of the principal amount of the Notes, reflecting the initial offering price to the public of the Notes of 100.000% of the principal amount of the Notes and the underwriting discount of 1.125% of the principal amount of the Notes.

Section 2.08        Defeasance. The Notes shall be subject to legal defeasance under Section 1302 of the Base Indenture and to covenant defeasance under Section 1303 of the Base Indenture as permitted pursuant to Section 1301 of the Base Indenture.

Section 2.09        Sinking Fund. The Notes shall not have the benefit of any sinking fund.

Section 2.10        Form and Dating.

(a)            The Notes shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

(b)            The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(c)            The Notes will be issued in the form of a fully-registered global security (the “Global Security”). The Depository Trust Company shall serve as the depository (the “Depositary”) for the Global Security. The Global Security will be deposited with, or on behalf of, the Depositary and registered, at the request of the Depositary, in the name of Cede &Co. Except as set forth below, the Global Security may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If (i) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days after receipt of such notice from the Depositary; (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act and the Company does not appoint a successor depositary within 90 calendar days of becoming aware that the Depositary has ceased to be registered as a clearing agency; (iii) the Company, in their sole discretion, determines that the Notes will be exchangeable for definitive securities in registered form and notify the Trustee of their decision; or (iv) an Event of Default with respect to the Notes represented by the Global Security has occurred and is continuing, then in each case the Company may issue Notes in certificated form in exchange for the Global Security. In each of these instances, an owner of an interest in the Global Security would be entitled to physical delivery of such Notes in certificated form. Notes so issued in certificated form will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and will be issued in registered form only.

Section 2.11        Optional Redemption.

(a)            On and after March 15, 2023, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice as described in clause (g) below at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Period	Redemption Price
2025	103.813%
2026	101.906%
2027 and thereafter	100.000%

(b)            At any time prior to March 15, 2025, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon notice as described in clause (g) below at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to (but not including) the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

(c)          Notwithstanding the foregoing, at any time and from time to time prior to March 15, 2023, upon notice as described in clause (g) below, the Company may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes of the same series as the Notes offered hereby) with an amount not to exceed the net cash proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 107.625%, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date); provided, however, that at least 60% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes of the same series as the Notes offered hereby) must remain outstanding after each such redemption; provided that such redemption shall occur within 120 days after the date on which such Equity Offering is consummated.

(d)            If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described in Section 2.12, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice as described in clause (g) below, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e)          In connection with any redemption of the Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering or consummation of a Change of Control Repurchase Event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, as solely determined by the Company (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in the Company’s sole discretion) by the Redemption Date, or by the Redemption Date so delayed. In addition, such notice of redemption may be extended if such conditions precedent have not been met by providing notice to the Holders.

(f)           In addition to any redemption pursuant to this Section 2.11, the Company or its affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Company or any such affiliates may determine.

(g)         Notices of redemption will be delivered at least 10 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to the Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

(h)         Other than as specifically provided in this Section 2.11 and Section 2.13, any redemption pursuant to this Section 2.11 shall be made pursuant to the provisions of Article Eleven of the Base Indenture.

Section 2.12         Change of Control Repurchase Event.

(a)            If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 2.11, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase, all or any part (in a minimum denomination of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on such Notes repurchase to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of a transaction or transactions that constitute or may constitute a Change of Control, the Company shall mail a notice to each Holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed other than as required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b)            On or before the repurchase date following a Change of Control Repurchase Event, the Company shall, to the extent lawful:

(i)             accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Company’s offer;

(ii)            deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of the Notes properly tendered; and

(iii)           deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of the Notes being repurchased.

(c)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.12, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.12.

(d)            The paying agent will promptly deliver each Holder of Notes properly tendered, the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum denomination of $2,000 and in integral multiples of $1,000.

(e)            The Company shall not be required to comply with the obligations of this Section 2.12 if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer (it being understood that such third party may make an offer that is conditioned on and prior to the occurrence of a Change of Control). The Company shall not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if notice of redemption has been given pursuant to the indenture as described under the caption Section 2.11 unless there is a default in the payment of the applicable Redemption Price.

(f)            Other than as specifically provided in this Section 2.12 and Section 2.13, any purchase pursuant to this Section 2.12 shall be made pursuant to the provisions of Article Eleven of the Base Indenture.

Section 2.13         Selection of Notes to be Redeemed. The provisions of the first paragraph of Section 1103 of the Base Indenture shall not apply to the Notes, and the following provisions shall apply in lieu thereof: In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the procedures of the Depository Trust Company (“DTC”)) in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided that the selection of Notes for redemption shall not result in a Holder of Notes with a principal amount of Notes less than the minimum denomination. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Section 2.14         Execution and Authentication of Notes. The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or one of its Vice Presidents and attested by its Treasurer, one of its Assistant Treasurers, its Secretary, or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile. At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with an order for the authentication and delivery of such Notes, and the Trustee in accordance with such order shall authenticate and deliver such Notes. Such order may be signed by the Company’s Treasurer, one of its Assistant Treasurers, its Secretary, or one of its Assistant Secretaries.

ARTICLE III

COVENANTS

Section 3.01         Restrictions on Secured Debt. The provisions of Section 1008 of the Base Indenture shall not apply to the Notes, and the following provisions shall apply in lieu thereof: If the Company or any Subsidiary shall incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Lien”) on any assets or property of the Company or any Subsidiary (other than Permitted Liens), the Company will provide or cause such Subsidiary to provide that the Notes (together with, if the Company shall so determine, any other Debt of the Company or its Subsidiaries then existing or thereafter created which is not subordinated to the Notes) be secured equally and ratably with (or, at the Company’s option, prior to) such secured Debt for so long as such other Debt is so secured by such Lien.

For purposes of determining compliance with this covenant, (a) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (b) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this covenant.

In addition, for purposes of determining compliance with this covenant, the Company may elect, pursuant to an officers’ certificate delivered to the Trustee, to treat all or any portion of the commitment under any Debt (and any refinancing with respect thereto) (any such commitment, a “Designated Commitment”) as being incurred at such time and being secured by a Lien at such time, in which case (a) any subsequent incurrence of Debt under such commitment or refinancing or incurrence of Liens to secure such Debt, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time and (b) without duplication, Debt in an amount equal to the amount of such commitment shall be deemed to be outstanding (whether or not such commitment is funded) until such commitment is terminated.

With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common stock of the Company, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

Section 3.02        Restrictions on Sales and Leasebacks. The provisions of Section 1009 of the Base Indenture shall not apply to the Notes, and the following provisions shall apply in lieu thereof: Neither the Company nor any of its Subsidiaries will enter into any sale and leaseback transaction involving any of its respective assets or properties, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions would be permitted to be secured by Permitted Liens assuming such Attributable Debt was “Debt” for all purposes (including the definition of “Secured Leverage Ratio”) of Section 3.01 hereof.

The above restrictions will not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years, (ii) the sale and leaseback transaction of the property is made prior to, at the time of or within 180 days after its acquisition or completion of construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between the Company and a Subsidiary or between any Subsidiaries, (v) the Company or such Subsidiary within 180 days after the sale or transfer applies an amount equal to the greater of the net proceeds of the sale of the property leased pursuant to such arrangement or the fair market value of the property so leased at the time of entering into such arrangement to (a) the retirement of the Notes or Funded Debt of the Company ranking on a parity to the Notes or Funded Debt of a Subsidiary or (b) the purchase of other property having a fair market value, in the opinion of the Board of Directors of the Company, at least equal to the fair market value of the property so leased. The amount to be applied to the retirement of such Funded Debt of the Company or a Subsidiary shall be reduced by (x) the principal amount of any Notes (or other notes or debentures constituting such Funded Debt) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 180 days after such sale, provided that, notwithstanding the foregoing, no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01        Satisfaction and Discharge of the Indenture. The Indenture will be discharged and will cease to be of further effect as to all outstanding Notes when:

(a)            either (1) all the Notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their maturity date within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the maturity date or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b)            the Company has paid all other sums payable by the Company under the Indenture as to all outstanding Notes; and

(c)            the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture as to all outstanding Notes have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture as to all outstanding Notes, the obligations of the Company to the Trustee under Section 607 of the Base Indenture, the obligations of the Company to any Authenticating Agent under Section 614 of the Base Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (a)(2) of this Section 4.01, the obligations of the Trustee under Section 402 of the Base Indenture and the last paragraph of Section 1003 of the Base Indenture shall survive.

Section 4.02         Ratification. This Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed and, with respect to the Notes, the Base Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 4.03         Modification of Base Indenture. Except as expressly modified by this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 4.04         Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which governs the Base Indenture and its construction.

Section 4.05         Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

Section 4.06         Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

IN WITNESS WHEREOF, Carpenter Technology Corporation and U.S. Bank Trust Company, National Association, as Trustee, have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ Timothy Lain
Name: Timothy Lain
Title: Senior Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ George Rayzis
Name: George Rayzis
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]

Exhibit A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE CITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO CARPENTER TECHNOLOGY CORPORATION (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. __	CUSIP NO.: [_][1] ISIN NO.: [_][2]

PRINCIPAL AMOUNT: [_] ($[_])

CARPENTER TECHNOLOGY CORPORATION

7.625% Senior Notes Due 2030

ORIGINAL ISSUE PRICE:	[ ] plus accrued interest, if any, from [ ]
ORIGINAL ISSUE DATE:	[ ]
INTEREST RATE:	7.625%
STATED MATURITY:	March 15, 2023
INTEREST PAYMENT DATES:	March 15 and September 15 of each year, commencing [_]
REGULAR RECORD DATES:	March 1 and September 1 of each year (whether or not a Business Day), as the case may be, next preceding an interest payment date

Carpenter Technology Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [_] Dollars on March 15, 2030 and to pay interest thereon from [_] or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year, commencing [_], at the rate of 7.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a special record date for the payment of such defaulted interest to be set by the Trustee (a “Special Record Date”), notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

If any interest payment due or maturity date falls on a day that is not a Business Day, the required payment of interest or principal will be made on the next Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next Business Day.

Payment of the principal and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of New York, which shall initially be the corporate trust office of the Trustee; provided, however, that at the option of the Company payment of principal or interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Indenture.

1 144285 AM5

2 US144285 AM55

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Date: _____________

CARPENTER TECHNOLOGY CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date: _____________

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name: Authorized Signatory
Title:

Carpenter Technology Corporation
7.625% Senior Notes Due 2030

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of January 12, 1994, as supplemented by the Fifth Supplemental Indenture, dated March 16, 2022 (as so supplemented, the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

On and after March 15, 2025, the Company may redeem the Notes issued under the Indenture, at its option, in whole at any time or in part from time to time, upon notice as described below at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Period	Redemption Price
2025	103.813%
2026	101.906%
2027 and thereafter	100.000%

At any time prior to March 15, 2025, the Company may redeem the Notes issued under the Indenture, at its option, in whole at any time or in part from time to time, upon notice as described below at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to (but not including) the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

Notwithstanding the foregoing, at any time and from time to time prior to March 15, 2025, upon notice as described below, the Company may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes of the same series as the Notes offered hereby) with an amount not to exceed the net cash proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 107.625%, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date); provided, however, that at least 60% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes of the same series as the Notes offered hereby) must remain outstanding after each such redemption; provided that such redemption shall occur within 120 days after the date on which such Equity Offering is consummated.

In connection with any redemption of the Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering or consummation of a Change of Control Repurchase Event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, as solely determined by the Company (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed. In addition, such notice of redemption may be extended if such conditions precedent have not been met by providing notice to the Holders.

The Company or its affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Company or any such affiliates may determine.

Notices of redemption will be delivered at least 10 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to the Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

Other than as specifically provided herein, any redemption pursuant to the provisions above shall be made pursuant to the provisions of Article Eleven of the Indenture.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the procedures of the Depository Trust Company (“DTC”)) in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided that the selection of Notes for redemption shall not result in a Holder of Notes with a principal amount of Notes less than the minimum denomination. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably _____________________________________________________________________________________________agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Security

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 2.12 of the Fifth Supplemental Indenture, check the box:

☐           2.12 Change of Control Repurchase Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 2.12 of the Fifth Supplemental Indenture, state the amount: $            .

Date:	Your signature:
(Sign exactly as your name appears on the face of this Security)

Tax I.D. number

Signature Guarantee: